Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of December 21, 2007 (“Effective Date”) by and among Salary.com, Inc., a Delaware corporation (“Buyer”), Stephen C. Schoonover (“Dr. Schoonover” or “Principal”), Schoonover Associates, Inc., a Massachusetts corporation (the “Company”), and Helen Schoonover. Dr. Schoonover and the Company are referred to collectively herein as “Sellers,” and Dr. Schoonover and Helen Schoonover are referred to collectively herein as the “Shareholders.” Buyer, the Company and the Shareholders are referred to collectively herein as the “Parties” and each a “Party”.

WITNESSETH:

WHEREAS, Dr. Schoonover is a nationally recognized expert in the design and implementation of competency-based human resources systems and online assessment, development and performance management services;

WHEREAS, the Company is a competency management consulting firm founded by Dr. Schoonover which offers consulting, products and services for leadership development, human resource strategies, and the design and implementation of competency-based systems;

WHEREAS, Buyer previously purchased a nonexclusive, perpetual, irrevocable worldwide, transferable license the Schoonover Content (as defined below) from the Company pursuant to the Schoonover Content License Agreement (as defined below);

WHEREAS, Buyer desires to purchase and acquire (i) from the Principal exclusive rights to know-how and related personal goodwill developed by Dr. Schoonover with regard to the Acquired Business (as defined below) and (ii) from the Company, all remaining rights to the Schoonover Content beyond those rights previously purchased, together with substantially all of the other assets of Company, and the Principal and the Company desire to sell, transfer and assign such respective assets to Buyer, all on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to become legally bound, agree as follows.

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following words and phrases, when used herein, shall have the meanings specified or referred to below:

“Acquired Assets” has the meaning provided in Section 2.3A. By way of clarification, the Acquired Assets do not include any Excluded Assets owned by the Company or either Shareholder.

“Acquired Business” means the business pursued by the Principal through the Company, including all products and services offered by and the business operations and relationships of the Company and its Affiliates, as of the Effective Date; such term is intended to include, without limitation, all of the intellectual property, technology, know how, products and services, customer contracts and agreements, customer relationships, third party intellectual property licenses and referral arrangements, and tangible and intangible property involved in or related to the operation of such business, whether owned by the Principal or by the Company.

“Affiliate” shall have the meaning ascribed to such term in Rule 405 under the Securities Act of 1933.

“Assumed Liabilities” has the meaning provided in Section 2.4.

“Average Price” means the average of the closing bid prices of Buyer Common Stock as reported on The Nasdaq Global Market (or such other exchange on which Buyer Common Stock is then listed or quoted) over the last ten trading days prior to the date any Buyer Common Stock is issued in connection with this Agreement.

“Buyer Common Stock” means the common stock of Buyer, par value $.0001 per share.

“Closing” and “Closing Date” have the meanings set forth in Section 2.5 below.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Contracts” means each of the Sellers’ or any Affiliate’s agreements, contracts, leases, licenses, purchase orders, and other arrangements, oral and written, related to the Acquired Business, including all of the licenses and sublicenses granted and obtained with respect thereto.

“Domain Names” means all domain names registered to the Company, or that the Company otherwise has the rights to operate in the course of its business operations, including, but not limited to, www.schoonover.com.

“Encumbrances” means any mortgage, pledge, lien, charge, attachment, easement, covenant, restriction or other encumbrance of any nature.

“Excluded Assets” means those assets listed on Schedule C.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, including all patents, patent applications, and patent disclosures, together with reissues, continuations, continuation-in-parts, divisions, provisional applications, reexaminations, foreign related applications and foreign patents thereof, and all rights to use third party patents and patent applications, (ii) all trademarks, service marks, trade dress, logos, domain names and trade names, including combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, methodologies, project deliverables, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Personal Goodwill” has the meaning set forth in Section 2.3A below and on Schedule 2.3A(a) hereto.

“Related Agreement” means any agreement, certificate or instrument executed and delivered by a Party at the Closing or otherwise in connection with the consummation of the transaction contemplated by this Agreement.

“Schoonover Content” means (a) the Company’s base competency library content as it exists as of the Effective Date (as further described in Schedule A) and (b) any customized content developed by the Company or the Principal for any third party to which the Company or Principal retains any ownership rights, along with all related Intellectual Property, including, without limitation, the taxonomy, key identifiers and the various factors used by the Company to organize such content. By way of clarification, the Schoonover Content includes, without limitation, the content licensed to or developed for Buyer pursuant to the Schoonover Content License Agreement.

“Schoonover Content License Agreement” means that certain Data License and Content Purchase Agreement by and between Buyer and the Company dated February 12, 2007, as amended.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey, and deliver to Buyer, the entirety of their respective rights, title and interest in and to the Acquired Assets (as defined herein), free and clear of all Encumbrances, for the following consideration:

(a) On the Closing Date, Buyer shall pay to Sellers a total of Three Million Dollars ($3,000,000) in cash by wire transfer or other available funds (the “Initial Cash Consideration”). Of the Initial Cash Consideration, the Parties agree that $2,710,000 is allocable to the Personal Goodwill and thus shall be paid to the Principal and that the balance is allocable to the Acquired Assets belonging to the Company and thus shall be paid to the Company.

(b) On the Closing Date, Buyer shall also pay to the Company an amount equal to the face value of all Company accounts receivable included within the Acquired Assets, which accounts receivable are listed on Schedule 2.3(g).

(c) On the Closing Date, Buyer shall deposit Five Hundred Thousand Dollars ($500,000) into escrow (allocable $451,666.67 from the Principal and $48,333.33 from the Company) which shall be held by the escrow agent until the one year anniversary of the Closing to be paid to Sellers subject to the terms of this Agreement and the Escrow Agreement (as such term is hereinafter defined) entered into by and among the Parties in the form attached hereto as Exhibit A.

(d) On the Closing Date, Buyer shall issue to the Principal such number of shares of restricted Buyer Common Stock as will have a value of One Million Five Hundred Thousand Dollars ($1,500,000) calculated using the Average Price as of the Closing Date (the “Contingent Shares”). The Contingent Shares shall vest as set forth on Schedule B attached hereto.

(e) Contingent consideration (the “Contingent Cash Consideration”) having a maximum value of Five Hundred Thousand Dollars ($500,000) shall be paid to the Principal in cash by wire transfer or other available funds in five separate installments upon the occurrence of the events and at the times and in the amounts set forth on Schedule B attached hereto.

(f) Should the Parties disagree or dispute the timing, calculation or payment of consideration due to the Principal pursuant to Sections 2.1(d) or (e), the Parties shall resolve the matter pursuant to the dispute resolution process specified in Section 9.13(a).

2.2 Lock-Up of Contingent Shares. The Principal agrees that he shall not, at any time prior to the one year anniversary of the Closing Date, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the Contingent Shares, and/or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Contingent Shares.

2.3 Acquired Company Assets. On the Closing Date, the Company agrees to transfer all of its rights, title, and interest in and to all of the tangible and intangible assets of the Company specified herein, and Buyer agrees to acquire such assets (collectively the “Acquired Company Assets”), which shall consist of the following:

(a) the Intellectual Property of the Company used or useful in the Acquired Business, and all goodwill of the Company associated therewith, and rights to protection of interests therein under the laws of all jurisdictions, including, without limitation, the Schoonover Content and the course materials, work-in-process, process guides, software, product names, Domain Names and other Intellectual Property listed on Schedule 2.3(a);

(b) the Contracts listed on Schedule 2.3(b) and all of the rights thereunder;

(c) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes) relating to the Acquired Business, including without limitation those listed on Schedule 2.3(c);

(d) to the extent assignable, franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies relating to the Acquired Business;

(e) sales records and documentation, correspondence, lists (including but not limited to customer lists), product specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to the Acquired Business;

(f) tangible personal property related to the Acquired Business as listed on Schedule 2.3(f); and

(g) the Company accounts receivable listed on Schedule 2.3(g);

2.3A Acquired Principal Assets. On the Closing Date, the Principal agrees to transfer to Buyer all of its rights, title, and interest in and to all of the tangible and intangible assets of the Principal specified herein, and Buyer agrees to acquire such assets (collectively, the “Acquired Principal Assets” and together with the Acquired Company Assets being herein referred to collectively as the “Acquired Assets”):

(a) an exclusive right to the entirety of Principal’s rights, title and interest in and to the Principal’s personal goodwill, as described on Schedule 2.3A(a) (the “Personal Goodwill); and

(b) the Intellectual Property of the Principal used or useful in the Acquired Business, and all goodwill of the Principal associated therewith, and rights to protection of interests therein under the laws of all jurisdictions, including, without limitation, the course materials, work-in-process, process guides, software, product names and other Intellectual Property listed on Schedule 2.3A(b).

2.4 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing Buyer agrees to assume and become responsible for the following Liabilities of the Company (“Assumed Liabilities”), but will not otherwise assume or have any responsibilities with respect to obligations or liabilities of Sellers:

(a) the Liabilities of the Company as set forth on Schedule 2.4; and

(b) all obligations of the Company under the Contracts listed on Schedule 2.3(b) arising following the Closing Date.

Except for the Assumed Liabilities, Buyer shall not assume and shall not be responsible for any Liability of the Company or either of the Shareholders (in any capacity), including but not limited to: (i) any Liability of the Company or either Shareholder for Taxes; (ii) any obligations of the Company or the Principal arising prior to or as of the Closing Date except as the same may be reflected on Schedule 2.4; (iii) any obligations of the Company or the Shareholders arising under that certain Agreement dated November 20, 2001 between Sellers and Human Asset Technologies, LLC, and any agreements or instruments contemplated thereby; (iv) any obligations of the Company or the Shareholders arising under that certain Referral Partner Agreement dated January 15, 2007 between the Company and SilkRoad Technology, Inc.; (v) any obligation of the Company to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); and (vi) any Liability of Sellers for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

2.5 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date to be mutually agreed by Buyer and the Principal (the “Closing Date”) by electronic transmission of the various documents and wiring of good collectible funds with a simultaneous delivery of the foregoing at Closing. If the Parties are unable for any reason to conduct a closing electronically, a physical closing will occur at Buyer’s offices in Waltham, Massachusetts on the Closing Date.

2.6 Delivery of Records and Contracts.

(a) At the time of the Closing, subject to subsection (b) below, Sellers shall deliver or cause to be delivered to Buyer all of the Contracts, licenses, agreements and rights which are included in the Acquired Assets, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of same.

(b) If an attempted sale, conveyance, assignment, transfer or delivery of any Contracts, licenses, agreements or any other assets, rights or benefits to be sold, conveyed, assigned, transferred and delivered to Buyer which are included in the Acquired Assets (collectively, the “Rights”) would be ineffective without the consent of any other person or entity, and such consent has not been obtained on or before the Closing Date, this Agreement shall not constitute an assignment or an attempted assignment of such Right if such assignment or attempted assignment would constitute a breach thereof or be unlawful. In such case, Sellers shall use their best efforts to obtain, as promptly as practicable, the consent of each such person or entity in all cases in which such consent is required, and Sellers and Buyer will cooperate in any reasonable arrangement designed to enable Sellers to perform their respective obligations hereunder, and to provide for the assumption by Buyer of the benefits, risks and burdens of any such Contract, license, agreement or other asset.

2.7 Escrow. At the Closing, the Parties and an escrow agent to be mutually selected by the Parties (the “Escrow Agent”) shall execute and deliver an escrow agreement (“Escrow Agreement”), and Buyer shall deposit an aggregate of $500,000 in cash (the “Escrow Fund”) with the Escrow Agent. The Escrow Fund shall be available for the purpose of satisfying indemnity obligations under Section 8.2(a) hereof and other obligations of the Company and the Shareholders under this Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

2.8 Collection of Receivables. The Company is assigning to Buyer those accounts receivable that are included in the Acquired Assets (the “Purchased Receivables”) and the Buyer is paying to the Company the full face amount thereof as part of the consideration for the Acquired Assets. Buyer agrees to use all commercially reasonable efforts to make timely collection of the Purchased Receivables, without any discount or offset and without resort to attorneys or collection agents. To the extent that, despite such commercially reasonable efforts, Buyer is unable to collect any Purchased Receivables within 90 days after the Effective Date, then Buyer may (within 20 days thereafter) assign such delinquent receivables to the Company, and the Company shall thereupon promptly pay Buyer the face amount of the delinquency, without any interest or late fees which may have accrued thereon (which shall be waived by Buyer). Buyer shall not be required to make a claim against the Escrow Fund with respect to any such accounts receivable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS

The Company and the Shareholders jointly and severally, represent and warrant to Buyer as follows:

3.1 Organization of the Company. The Company is a Massachusetts corporation, and it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has full power and authority, as the case may be, to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its assets and properties. The Company is in good standing in each jurisdiction in which it is required to be qualified to do business except where the failure to so qualify would not have a material adverse effect on the Acquired Business. Each jurisdiction in which the Company is qualified to do business is listed on Schedule 3.1.

3.2 Ownership of Capital Stock. The Shareholders own all of the outstanding capital stock of the Company, free and clear of all liens, encumbrances, security interests, pledges, conditional or installment sale agreements, mortgages, charges and/or any other claim of third parties of any kind. All such shares of capital stock have been, and will be at the Closing, duly authorized, validly issued and outstanding, fully paid and non-assessable. Neither the Company nor either of the Shareholders has granted, issued or agreed to grant or issue and/or will grant, issue or agree to grant or issue any other equity interest in the Company and there are no, nor will there be at the Closing, outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interest in the Company. No capital stock of the Company is, or will be at the Closing, subject to any right of first refusal, preemptive, subscription or other similar right under any provision of applicable law or any agreement.

3.3 Subsidiary. The Company has no subsidiaries and no investments in any other corporation or business organization except for a Korean branch (the “Branch”). The Branch is duly organized, validly existing and in good standing under the laws of Korea with full power and authority to conduct its business in the manner and in the places where such business is currently conducted or proposed to be conducted. All of the outstanding ownership interests in the Branch are owned beneficially and of record by the Company free of any Encumbrance. The copies of the Branch’s organizational documents, as amended to date, provided to Buyer are complete and correct, and no amendments thereto are pending. The Branch is not in violation of any term of its organizational documents or any applicable law. There are no outstanding warrants, options or other rights to purchase or acquire any of the ownership interests of the Branch, or any outstanding securities convertible into such interests or outstanding warrants, options or other rights to acquire any such convertible securities.

3.4 Authorization of Transaction. The Company has full corporate right, power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is or may become a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements by the Company have been duly authorized by all necessary corporate actions or proceedings on the part of the Company, and no further acts or proceedings on the part of the Company are necessary under (i) the Company’s Articles of Organization, as amended, and by-laws (“Company Organizational Documents”), or by law or otherwise to authorize the execution and delivery by the Company to this Agreement and the Related Agreements, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement and the Related Agreements to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms.

3.5 Noncontravention. Neither the execution and the delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of Company Organizational Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or the Branch is a party or by which the Company or the Branch is bound or to which any of the Company’s or the Branch’s assets is subject except as described in Schedule 3.5. Each Contract listed on Schedule 3.5 requires the consent of the other party thereto prior to assignment. Other than the foregoing consents, neither the Company nor the Branch needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, in order for the Parties to consummate the transactions contemplated by this Agreement.

3.6 Brokers’ Fees. Except as set forth on Schedule 3.6, Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.7 Title to Assets. The Principal has good and marketable title to the Personal Goodwill. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by the Company, located on the Company’s premises, or shown on the Financial Statements (as defined below), related to the Acquired Business, free and clear of all Encumbrances, except for (i) those indicated in Schedule 3.7, and (ii) those for taxes and other charges of state, federal and local governments and agencies that are not due or payable or that may hereafter be paid without penalty. The Acquired Assets include all of the properties and other assets necessary for the Company and the Principal to conduct their business as presently conducted. There are no outstanding agreements, options or commitments of any nature obligating the Company and the Principal to transfer any of the Acquired Assets or rights or interests therein to any party other than Buyer (as contemplated or provided herein).

3.8 Financial Statements. Attached hereto as Exhibit B are the following unaudited financial statements of the Company (collectively the “Financial Statements”): (i) the balance sheet and statements of income and cash flows as of and for the eleven (11) months ended November 30, 2007; and (ii) the balance sheet and statements of income and cash flows as of and for the fiscal years ended December 31, 2006. The Financial Statements (including the notes thereto) fairly present the results of operations of the Company in all material respects for the periods stated therein, have been prepared on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates.

3.9 Undisclosed Liabilities. Neither the Company nor the Branch has any Liability, and to the Company’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or the Branch giving rise to any Liability, except for Liabilities set forth on the face of the Financial Statements or listed on Schedule 3.9. With respect to the Acquired Principal Assets, the Principal does not have any Liability, and to the Principal’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Principal giving rise to any Liability, except for Liabilities listed on Schedule 3.9.

3.10 Legal Compliance. The Company and the Branch have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). Neither the Company nor the Branch has received a notice from any such governmental authority of any such violation or alleged violation, and neither the Company nor the Branch has received a notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice which has been filed or commenced against the Company or the Branch alleging any failure so to comply, and, to the Company’s knowledge, there is no basis therefor.

3.11 Tax Matters. The Company and the Branch have filed in accordance with applicable law all Tax returns that it was required to file, all such Tax returns were correct and complete in all respects, and all Taxes owed by the Company or the Branch (whether or not shown on any Tax return but excluding any accrued but not yet payable taxes) have been paid. The Company and the Branch have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

3.12 Real Property. Neither the Company nor the Branch owns nor leases any real property.

3.13 Intellectual Property.

(a) All of the Intellectual Property necessary or useful for the operation of the Acquired Business as currently conducted or as proposed to be conducted is listed on Schedules 2.3(a) and 2.3A(b). The Company or the Principal, as applicable, owns exclusively or has the exclusive right to use pursuant to license, sublicense, agreement, or permission all such Intellectual Property, except as set forth on Schedule 3.13(a). Each item of Intellectual Property owned or used by Sellers immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

(b) Sellers represent that with respect to the Intellectual Property relating to the Acquired Business, either the Company or the Principal possesses all right, title, and interest in and to such Intellectual Property, free and clear of any Encumbrance, license, or other restriction; such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and neither Seller has received any notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand with respect to its Intellectual Property, and, to Sellers’ knowledge, there is no basis therefor.

(c) Schedule 3.13(c) identifies each item of Intellectual Property that Sellers use in connection with the Acquired Business pursuant to license, sublicense, agreement, or permission (the “Intellectual Property Licenses”). Sellers are in material compliance with the terms of such Intellectual Property Licenses and have paid all license fees and the like payable with respect to such Intellectual Property Licenses. There are no future royalty or other payments required with respect to such Intellectual Property Licenses. The Intellectual Property Licenses are transferable to Buyer and Buyer shall have full use and enjoyment of such Intellectual Property Licenses on identical terms immediately following Closing.

(d) To the extent that any Intellectual Property used in connection with the Acquired Business has been developed or created by any person or entity other than the Principal, a written agreement has been obtained by the Company or the Principal with such person or entity with respect thereto, and as a result of such agreement(s) the Company or the Principal has (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a license under or to such Intellectual Property.

(e) Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any person or entity. The operation of the Acquired Business as currently conducted or as proposed to be conducted, including but not limited to the development, marketing and license of the Schoonover Content, does not (i) infringe or misappropriate the Intellectual Property of any person or entity, (ii) violate any material term or provision of any Contract concerning such Intellectual Property to which either Seller is a party or by which either Seller is bound, (iii) violate the rights of any person or entity (including rights to privacy or publicity), or (iv) constitute unfair competition or an unfair trade practice under any law or regulation. Sellers have not received notice from any person or entity claiming that the operation of the Acquired Business (including the development, marketing and license of Schoonover Content, and products, technology or services currently under development) by Sellers infringes or misappropriates the Intellectual Property of any person or entity or constitutes unfair competition or trade practices under any law or regulation, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights, and Sellers are not aware of any basis for any such claim.

(f) No Intellectual Property developed by Sellers and used in connection with the Acquired Business has been registered.

(g) To Sellers’ knowledge, no person or entity is infringing or misappropriating any Intellectual Property of Sellers used in connection with the Acquired Business.

(h) No Intellectual Property of Sellers used in connection with the Acquired Business is subject to any order, action or proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any such Intellectual Property by either Seller or that may affect the validity, use or enforceability of such Intellectual Property.

(i) Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in Sellers’ granting any rights or licenses with respect to the Intellectual Property used in connection with the Acquired Business to any person or entity pursuant to any Contract to which Sellers or by which any of the Acquired Assets are bound.

3.14 Restrictions on Schoonover Content. Schedule 3.14 lists all contracts, agreements (both written or oral), or other like arrangements by and between the Company (or any predecessor thereof) or the Principal and any third party, the purpose, intent or effect of which restricts or in any way limits Sellers’ rights to use, store, display, manipulate, modify, disclose, assign, license (or sublicense), sell, lease or transfer any of the Schoonover Content, in whole or in part, created, developed or otherwise used by Sellers in the operation of the Acquired Business. Except as identified on Schedule 3.14, all of the Schoonover Content may be sold, assigned, transferred or otherwise disclosed to Buyer as contemplated by this Agreement, and Buyer’s rights to have full use and enjoyment of the Schoonover Content immediately following Closing, which shall include the Buyer’s rights to use, store, display, manipulate, modify, disclose, assign, license (or sublicense), sell, lease or transfer any of the Schoonover Content, in whole or in part, created, developed or otherwise used by Sellers in the operation of the Acquired Business, shall be free from any such restriction or limitation.

3.15 Equipment. Schedule 3.15 sets forth all machinery, equipment and materials used in the Acquired Business, and all such equipment and material is presently in good working condition.

3.16 Contracts. Sellers have delivered to Buyer a correct and complete copy of each Contract and has provided a complete list of such agreements in Schedule 2.3(b). With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Contract is assignable in accordance with its terms and no party to such Contract has indicated that the consummation of the transactions contemplated by this Agreement will result in the cancellation of any such Contract; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; (iv) there are no balances outstanding on the Contract and neither Seller has accelerated the collection of receivables or unreasonably deferred accounts payable under such Contracts; (v) no party has repudiated any provision of the Contract; (vi) except as identified on Schedule 2.3(b), no Contract is with a government or governmental agency; and (vii) except as identified on Schedule 2.3(b), neither Seller has any agreements that provide parties with referral fees, discounts, or profit sharing of any type or description. All costs and obligations associated with the Contracts have been disclosed to Buyer. Neither the Company nor any of its stockholders, directors or officers has been debarred, suspended or excluded from participation in the award of any government Contract nor has any debarment, suspension or exclusion proceeding been initiated against the Company or any of its stockholders, directors or officers, and Sellers are not aware of any basis for any such claim.

3.17 Accounts Receivable. Schedule 3.17 sets forth a list of all accounts receivable of the Company. All such accounts receivable are reflected properly on their respective books and records, and are valid receivables subject to no setoffs or counterclaims.

3.18 Insurance. Schedule 3.18 sets forth the insurance policies that the Company has in place (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements), which insurance policies are legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect. The Company represents that it is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under any such policy and that no party to any such policy has repudiated any provision thereof.

3.19 Litigation. Except as identified on Schedule 3.19, the Company is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and the Company is not a party or threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as identified on Schedule 3.19, the Principal is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge related to the Acquired Business, and the Principal is not a party or threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator with respect to the Acquired Business. Furthermore, except as identified on Schedule 3.19, to Sellers’ knowledge, there is no basis for any claims, charges or orders against the Company or Principal.

3.20 Labor and Employment. Except as identified on Schedule 3.20, there are no employment agreements, collective bargaining agreements or other labor agreements to which the Company is a party or by which it is bound. The Company has provided to Buyer true and complete copies of all agreements identified on Schedule 3.20. Schedule 3.20 also sets forth the name, position and salary of the individuals employed by the Company, and the names, description of services and last twelve (12) months of payments with respect to any independent contractors and consultants. The Company is in compliance, and at all times has complied, in all material respects with all applicable laws, rules and regulations relating to the employment of labor and has withheld and paid to the appropriate governmental entities or are holding for payment not yet due to such governmental entities, all amounts required to be withheld from employees of the Company, and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

3.21 Employee Benefits. Schedule 3.21 lists all bonus, retirement, disability, vacation, severance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employees, independent contractors and/or consultants of the Company (all of the foregoing are collectively the “Employee Plans”). The Company does not have any liability or contingent liability with respect to the Employee Plans other than routine claims for benefits, nor will any of the Company’s assets be subject to any lien, charge or claim relating to the obligations of the Company with respect to its employees or the Employee Plans. The Company has provided to Buyer true and complete copies of all Employee Plans.

3.22 Consents. Schedule 3.22 lists all material consents and notices required to be obtained or given by or on behalf of the Company in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements in compliance with all applicable laws, rules, regulations, or orders of any governmental entity, the provisions of any Contract or any Intellectual Property License or agreement.

3.23 Prepayments, Prebilled Invoices and Deposits. Schedule 3.23 sets forth all prepayments, prebilled invoices and deposits that have been received by the Company as of the Effective Date from customers for products to be shipped, or services to be performed, after the Closing. Schedule 3.23 sets forth all prepayments, prebilled invoices and deposits that have been made or paid by the Company as of the Effective Date to vendors or suppliers for products to be shipped, or services to be performed, after the Closing. All prepayments, prebilled invoices and deposits that are relevant to the Acquired Business are properly accrued for on the Company’s Financial Statements in accordance with past practices consistently applied.

3.24 Investment Representations.

(a) By his execution of this Agreement, the Principal hereby confirms that any shares of Buyer Common Stock to be issued to the Principal pursuant to this Agreement will be acquired for investment for his own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the Principal has no present intention of selling, granting any participation in, or otherwise distributing the same except in accordance with SEC Rule 144 or other applicable resale exemptions and otherwise in compliance with the terms of this Agreement. By executing this Agreement, the Principal further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Common Stock.

(b) The Principal is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(c) The Principal understands that the Buyer Common Stock will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933 (the “Act”), only in certain limited circumstances. In this connection, the Principal represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

(d) It is understood that the certificates, if any, evidencing the Buyer Common Stock may bear the following legend but only during the applicable Rule 144(k) holding period, as then in effect:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the issuer that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller as follows:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority, as the case may be, to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its assets and properties and to acquire and own the Acquired Assets and to consummate the transactions contemplated hereby.

4.2 Authorization of Transaction. The execution and delivery of this Agreement and the Related Agreements to which it is or may become a party and the performance of its obligations hereunder and thereunder has been duly authorized by all necessary corporate actions or proceedings on the part of Buyer and no further acts or proceedings on the part of Buyer are necessary under its Certificate of Incorporation, bylaws, or by law or otherwise to authorize the execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby. This Agreement and the Related Agreements to which Buyer is a party constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

4.3 Noncontravention. Neither the execution and the delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Article II above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).

4.4 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

ARTICLE V

INTENTIONALLY OMITTED

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Article III above (taken collectively and individually) shall be true and correct in all material respects at and as of the Closing Date.

(b) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Acquired Assets, or to operate the Acquired Business as conducted or as proposed to be conducted (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(d) Sellers and Buyer shall have executed and delivered the Bill of Sale, Assumption of Liabilities Agreement attached hereto as Exhibit C and Exhibit D, respectively, and all additional transfer documents required to validly assign the Intellectual Property to Buyer in recordable form.

(e) Sellers and Buyer shall have executed and delivered the Escrow Agreement attached hereto as Exhibit A.

(f) All required consents, waivers, authorizations and approvals of any governmental entity, and of any other person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement that are listed on Schedule 6.1(e) shall have been duly obtained in form reasonably satisfactory to Buyer, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to Buyer on or before the Closing Date.

(g) Buyer shall have entered into an employment arrangement with the Principal on terms and conditions reasonably acceptable to Buyer and the Principal, and (at Buyer’s election) a consulting arrangement with Mrs. Schoonover on terms and conditions reasonably acceptable to Buyer and Mrs. Schoonover. Such employment arrangement (and the consulting arrangement, if any) shall include a one-year noncompetition and nonsolicitation covenant in form and substance equivalent to standard arrangements between Buyer and its senior executives.

(h) The Company and the Shareholders shall each have entered into a three-year noncompetition agreement substantially in the form of Exhibits E-1 and E-2 hereto, respectively, to secure to Buyer the exclusive benefit of the Company goodwill and Personal Goodwill being purchased by Buyer in this transaction.

(i) All certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

(j) Sellers shall have delivered to Buyer a certificate, dated the Closing Date and signed by the President and Secretary of the Company and by the Principal, to the effect that each of the conditions specified in Sections 6.1(a), (b), (c) and (f) above have been satisfied in all respects.

(k) Buyer has received, or is receiving at the Closing, such other duly executed certificates, instruments and documents in confirmation of the representations and warranties of Sellers or in furtherance of the transactions contemplated by this Agreement and Related Agreements as Buyer may reasonably request.

6.2 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Article IV above (taken collectively and individually) shall be true and correct in all material respects as of the Closing Date.

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(d) The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement attached hereto as Exhibit A.

(e) All certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

(f) Buyer shall have delivered to Sellers a certificate, dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that each of the conditions specified in Sections 6.2(a) through (c) above have been satisfied in all respects.

(g) Buyer shall have entered into an employment arrangement with the Principal on terms and conditions reasonably acceptable to Buyer and the Principal.

ARTICLE VII

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

7.1 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to effectively transfer and assign to, and vest in, Buyer each of the Acquired Assets, the Company and the Principal will take such further actions without further consideration (including the execution and delivery of such further instruments and documents) as Buyer reasonably may request.

7.2 Non-Competition. As further provided in Exhibits E-1 and E-2 hereto, for a period of three (3) years dating from the Effective Date, the Company and the Shareholders agree not to, directly or indirectly, engage in, own an interest in, contract to provide services for, manage or operate a business that is competitive to the Acquired Business as currently conducted or as proposed to be conducted.

7.3 Confidentiality. (a) Except as may otherwise be permitted under Exhibits E-1 or E-2 hereto, the Company and the Shareholders each agree not to disclose, use or copy any confidential information of Buyer, including confidential information being transferred to Buyer pursuant to this Agreement, except as Buyer may authorize or direct, and except as to information which the disclosing person can establish: (a) was, on the date of this Agreement, generally known to the public; or (b) became generally known to the public after the date of this Agreement other than as a result of the act or omission of the Company or the Shareholders or their representatives or agents.

(b) As a successor-in-interest to the Company, Buyer is acquiring confidential files and data obtained by the Company from third parties. Buyer agrees that it and its Affiliates shall treat such files and data with the same degree of confidentiality and protection as is consistent with the stricter of: Buyer’s own confidentiality procedures and/or customary industry standards

(as reasonably understood by Buyer) and/or any specific contractual procedures to which the Company and the Principal may be bound (as reasonably understood by Buyer, after notice from the Principal).

7.4 Allocation of Purchase Price for Tax Purposes. Prior to and as a condition to Closing, the Parties shall determine and agree upon the allocation of the Purchase Price and the Assumed Liabilities among the Acquired Assets. Such allocation shall be used by the Parties in satisfying any and all reporting requirements of the Internal Revenue Service and any other state or local taxing authority. No Party hereto shall take a position on any tax return that is in any way inconsistent with such allocation.

7.5 Employee Matters. The Company shall remain responsible for any liabilities or obligations to its employees and consultants for all periods prior to the Closing Date, including but not limited to accrued vacation, benefits, wages, commissions and bonuses, except as otherwise provided on Schedule 2.4.

7.6 Discontinuing Use of Company’s Name. Immediately upon the Closing, the Company agrees to cease using and transacting any and all business in connection with or under the name “Schoonover Associates, Inc.”, and all other similar company or business names. Within five (5) business days following the Closing, the Company shall (i) file the necessary forms and paperwork with the appropriate governmental authorities to effect such change of business or entity names and (ii) provide the Buyer with evidence of same.

7.7 Termination of Schoonover Content License Agreement. This Agreement is intended to supersede the Schoonover Content License Agreement, and each party hereby releases the other from any further obligation of performance thereunder other than the obligation of Buyer to make payment of the second $200,000 installment thereunder. The Parties expressly agree that, notwithstanding any provision of such agreement to the contrary, none of the provisions of such agreement shall survive such termination other than the foregoing payment obligation.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; SET-OFF

8.1 Survival of Representations and Warranties. Except for the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.6, 3.10, 3.12 and 3.13 and 4.2, 4.3 and 4.4 (which shall survive the Closing and continue until the applicable statute of limitations has expired), all of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the first anniversary of the Closing (the “Expiration Date”).

8.2 Indemnification.

(a) Indemnification by the Company and the Shareholders. Subject to the exclusions in Section 8.4 below, the Company and the Shareholders shall jointly and severally indemnify and hold Buyer and its Affiliates, and their respective officers, directors, managers, employees, agents and representatives harmless from and against any and all claims, demands, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees and costs of defense related thereto) arising from or related to (i) any breach or inaccuracy of any representation or warranty made by the Company or any Shareholder in this Agreement or in Exhibits A, C or D hereto, (ii) any material breach or nonperformance of any covenant or agreement made by the Company or any Shareholder in this Agreement or in Exhibits A, C or D hereto, (iii) any breach of contract or other claims made by a third party alleging to have had a contractual or other right to acquire the Acquired Business or any of the Acquired Assets, and (iv) except for the Assumed Liabilities, any Liability or obligation of the Company or any Shareholder to a third party of any nature whatsoever, including but not limited to (i) a Seller’s failure to perform or discharge any its respective liabilities or obligations, (ii) a Seller’s obligations arising under that certain Agreement dated November 20, 2001 between Sellers and Human Asset Technologies, LLC, and any agreements or instruments contemplated thereby or that certain Referral Partner Agreement dated January 15, 2007 between Seller and SilkRoad Technology, Inc., and (iii) any Liability for Taxes arising out of the transactions contemplated by this Agreement or any Related Agreement, other than Taxes based on Buyer’s income.

(b) Indemnification by Buyer. Subject to the exclusions in Section 8.4 below, Buyer shall indemnify and hold the Shareholders, the Company and their Affiliates, and their respective officers, directors, managers, employees, agents and representatives harmless from and against any and all claims, demands, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees and costs of defense related thereto) arising from or related to (i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in Exhibits A or D hereto, (ii) any material breach or nonperformance of any covenant or agreement made by Buyer in this Agreement or in Exhibits A or D hereto, and (iii) any failure by Buyer to timely perform or discharge the Assumed Liabilities.

8.3 Indemnification Procedures.

(a) Procedures for Claims. In the event that any legal proceeding shall be threatened or instituted, or any claim or demand shall be asserted, by any person in respect of which payment may be sought by a Party (the “Indemnified Party”) from one or more other Parties (the “Indemnifying Parties”) under the provisions of this Article VIII (a “General Claim”), the Indemnified Party shall promptly cause written notice of the assertion of such General Claim of which it has knowledge to be delivered to the Indemnifying Parties; provided, however, that any delay or failure to so notify the Indemnifying Parties of a General Claim shall only relieve the Indemnifying Parties of their obligations under this Article VIII to the extent, if at all, the Indemnifying Parties are actually and materially prejudiced by reason of such delay or failure. Any notice of a General Claim by reason of any breach by the Indemnifying Parties of the representations, warranties, covenants or agreements contained in this Agreement shall state specifically the representation, warranty, covenant or agreement with respect to which such General Claim is made, the facts giving rise to an alleged basis for such General Claim, and the amount of the liability, if known, asserted against the Buyer by reason of such General Claim.

(b) Third Party Claims.

(i) With respect to any General Claim in connection with a claim made by a third party in a judicial, administrative or arbitration suit or proceeding, the Indemnifying Parties shall have the right, at their own expense, to assume the defense thereof, to be represented by counsel of their choice (provided that such counsel shall be reasonably acceptable to the Indemnified Party), and to defend against, negotiate, settle or otherwise deal with such claim, demand or action; provided, however, that the Indemnified Party may participate in any such action with counsel of its own choice and at its own expense. To the extent the Indemnifying Parties elect not to defend any such claim, demand or action, and the Indemnified Party defends against or otherwise deals with such claim, demand or action, the Indemnified Party may retain counsel, at the expense of the Indemnifying Parties, and control the defense of such claim, demand or action. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim, demand or action.

(ii) Neither the Indemnifying Parties nor the Indemnified Party may settle any such claim, demand or action without the consent of the other party, which consent shall not be unreasonably withheld.

(iii) After any final judgment or award shall have been rendered by a court, arbitration board or governmental agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated pursuant to the terms hereof, or the Indemnified Party and the Indemnifying Parties shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnifying Parties hereunder, the Indemnified Party shall forward to the Indemnifying Parties notice of any sums due and owing by it with respect to such matter and the Indemnifying Parties shall pay all of the sums so owing to the Indemnified Party, by wire transfer or by certified or bank cashier’s check, within ten (10) days after the date of such notice.

8.4 Exclusions. In respect any claim or obligation that gives rise to a right of indemnification under Section 8.2(a)(i) hereof, neither the Company nor either of the Shareholders shall be liable for indemnification hereunder unless and to the extent that all indemnification claims under such clause exceed $75,000 in the aggregate, whereupon the full amount of any such claims commencing with the first dollar shall be recoverable in accordance with the terms hereof. In respect any claim or obligation that gives rise to a right of indemnification under Section 8.2(b)(i) hereof, Buyer shall not be liable for indemnification hereunder unless and to the extent that all indemnification claims under such clause exceed $75,000 in the aggregate, whereupon the full amount of any such claims commencing with the first dollar shall be recoverable in accordance with the terms hereof.

8.5 Set-off Rights. Buyer shall be entitled to set off any amounts owing by the Company or any Shareholder to Buyer or its Affiliates pursuant to this Article VIII, against any amounts owed to Sellers by Buyer. If it is determined by an arbitrator or a court of competent jurisdiction that Buyer was not, in any particular circumstance, entitled to invoke the set-off rights contained herein, Buyer shall pay, on demand, the reasonable attorney’s fees and expenses incurred by Sellers in connection with such determination together with interest thereon at 8% per annum.

8.6 Exclusive Remedy. The indemnification provisions set forth in this Article VIII shall be deemed exclusive of any other remedy or claim for damages in connection with this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any third party other than the Parties and their respective successors and permitted assigns.

9.2 Joint and Several Liability of the Sellers. The Parties understand and agree that the Sellers shall be jointly and severally liable for the Liabilities of the other arising from or related to the Company’s and the Principal’s compliance with and performance of the terms of this Agreement, which shall include, without limitation, the failure of the Company or the Principal to perform or discharge any their respective liabilities or obligations hereunder.

9.3 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof, including without limitation the Schoonover Content License Agreement.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Buyer shall, in connection with a merger in which Buyer is not the surviving entity or an acquisition of all or substantially all of Buyer’ assets, assign this Agreement to the successor, which assignment shall expressly provide that the assignee affirmatively agrees to assume Buyer’s obligations hereunder with respect to any payments that may be due or may become due to the Principal pursuant to Sections 2.1(d) or 2.1(e).

9.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) calendar days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 9.5:

If to Buyer:	Salary.com, Inc.
195 West Street
Waltham, MA 02451
Attention: Chief Executive Officer

With a copy to:	Salary.com, Inc.
195 West Street
Waltham, MA 02451
Attention: General Counsel

If to any Seller:	Schoonover Associates, Inc.
or other Shareholder	8 Seal Lane
Cataumet, MA 02534
Attention: Stephen C. Schoonover

With a copy to:	Verrill Dana, LLP
One Boston Place
Suite 2330
Boston, MA 02108-4427
Attention: Gail Pennington, Esq.

9.6 Publicity. Prior to the Closing Date, no Party may, nor may it permit its Affiliates, to issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and the Principal.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

9.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.10 Expenses. Buyer and the Sellers/Shareholders shall each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement and the Schedules hereto are incorporated herein by reference and made a part hereof.

9.12 Execution by Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.

9.13 Dispute Resolution.

(a) In the event of any dispute arising under this Agreement that relates to the timing, calculation or payment of consideration due to the Principal pursuant to Sections 2.1(d) or (e) (an “Earnout Dispute”), either Party (by written notice to the other) may invoke the procedures of this Section. Promptly after such notice is given, the Principal and the chief executive officer of Buyer will meet to attempt to negotiate a settlement of all pending disputes. If for any reason the Parties have not entered into a written settlement of the Earnout Dispute within 30 days after the original notice, either Party may give notice demanding arbitration. Thereafter all pending Earnout Disputes shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or such other rules and procedures as the parties may hereafter consent to in writing. The arbitration shall occur in Boston, Massachusetts, or such other location as is mutually acceptable to the Parties. Except as the Parties may hereafter consent in writing, the arbitration shall be heard by a single arbitrator who shall be licensed to practiced law in Massachusetts and experienced in corporate and contract law, and the arbitrator shall be required to decide each claim in accordance with applicable law and to set forth briefly in writing the award, the rationale of the decision, and those facts considered by the arbitrator to be material to such decision. The arbitrator shall have the right to award legal fees and costs to the prevailing party. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This agreement to arbitrate shall be enforceable under the Uniform Arbitration Act. In any action to compel arbitration under this Section or to enforce an arbitral award, the prevailing Party shall be entitled to an award of its reasonable expenses, including attorneys fees.

(b) All other disputes shall be resolved by a court of competent jurisdiction unless an alternative dispute resolution mechanism has been mutually agreed to by Buyer and the Principal.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SALARY.COM, INC.

By:	/s/ G. Kent Plunkett
Name:	G. Kent Plunkett
Title:	President and Chief Executive Officer

By:	/s/ Kenneth S. Goldman
Name:	Kenneth S. Goldman
Title:	Senior Vice President and Chief Financial Officer

SCHOONOVER ASSOCIATES, INC.

By:	/s/ Stephen C. Schoonover
Name:	Stephen C. Schoonover
Title:	President

/s/ Stephen C. Schoonover
Stephen C. Schoonover

/s/ Helen Schoonover
Helen Schoonover